Exhibit 8.1

SUBSIDIARIES OF PROQR THERAPEUTICS N.V.

The following is a list of subsidiaries of the Company (and jurisdiction of incorporation) as of December 31, 2016.

•	ProQR Therapeutics Holding B.V. (the Netherlands);

•	ProQR Therapeutics I B.V. (the Netherlands);

•	ProQR Therapeutics II B.V. (the Netherlands);

•	ProQR Therapeutics III B.V. (the Netherlands);

•	ProQR Therapeutics IV B.V. (the Netherlands);

•	ProQR Therapeutics VI B.V. (the Netherlands);

•	ProQR Therapeutics VII B.V. (the Netherlands);

•	ProQR Therapeutics VIII B.V. (the Netherlands);

•	ProQR Therapeutics IX B.V. (the Netherlands);

•	ProQR Therapeutics I Inc. (Delaware, United States).